     As filed with the Securities and Exchange Commission on May 26, 1999

                                                      Registration No. 333-70505
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                 SUPERGEN, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           ---------------------------

            DELAWARE                        2834                    91-1841574
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)


                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------

                                JOSEPH RUBINFELD
                               PRESIDENT AND CHIEF
                                EXECUTIVE OFFICER
                                 SUPERGEN, INC.
                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                   COPIES TO:
                               JOHN V. ROOS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                           ---------------------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------


                                 EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-3 (File No. 333-70505) of SuperGen, Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of amending certain exhibits previously filed with the Registration Statement and/or filing additional exhibits and accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission"). After giving effect to this Amendment, the Registration Statement consists of the Registration Statement as filed with the Commisssion at the time it became effective on May 20, 1999, as supplemented by this Amendment.

ITEM 16.  EXHIBITS.


      EXHIBIT
       NUMBER        DESCRIPTION OF DOCUMENT
       ------        -----------------------

        3.1        Certificate of Incorporation of the Registrant (1)
        3.2        Bylaws, as amended, of the Registrant (2)
        5.1        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.**
       23.1        Consent of Ernst & Young LLP, Independent Auditors*
       23.2        Consent of Counsel (included in Exhibit 5.1)**
       24.1        Power of Attorney*

---------------------------

*    Previously filed exhibit.
**   Filed herewith.


(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on May 26, 1999.


                                        SUPERGEN, INC.

                                        By:  /s/ Joseph Rubinfeld
                                             ---------------------------
                                             Joseph Rubinfeld
                                             CHIEF EXECUTIVE OFFICER,
                                             PRESIDENT AND DIRECTOR

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                              Title                                 Date
By: /s/ Joseph Rubinfeld           Chief Executive Officer, President             May 26, 1999
----------------------------       and Director (Principal Executive,
     Joseph Rubinfeld              Financial and Accounting Officer)


By:            *                   Director                                       May 26, 1999
----------------------------
     Denis Burger

By:                                Director                                       May 26, 1999
----------------------------
     Lawrence J. Ellison

By:                                Director                                       May 26, 1999
----------------------------
     Julius Vida

By:            *                   Director                                       May 26, 1999
----------------------------
     Daniel Zurr

*By: /s/Joseph Rubinfeld
----------------------------
     Joseph Rubinfeld
     Attorney-in-fact

                                INDEX TO EXHIBITS


   EXHIBIT
    NUMBER        DESCRIPTION OF DOCUMENT
    ------        -----------------------

     3.1          Certificate of Incorporation of the Registrant (1)
     3.2          Bylaws, as amended, of the Registrant (2)
     5.1          Opinion of Wilson Sonsini Goodrich & Rosati, P.C.**
    23.1          Consent of Ernst & Young LLP, Independent Auditors*
    23.2          Consent of Counsel (included in Exhibit 5.1)**
    24.1          Power of Attorney*

---------------------------

*     Previously filed exhibit.
**    Filed herewith


(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.

(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.